Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our report dated October 18, 2007 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York
December 21, 2007